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                     January 10, 2022

       Jared Vitemb
       Senior Vice President, General Counsel, Chief Compliance Officer FTS International, Inc.
       777 Main Street, Suite 2900
       Fort Worth, Texas 76102

                                                        Re: FTS International,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 19,
2021
                                                            File No. 001-38382

       Dear Mr. Vitemb:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              William L. Taylor